EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this registration statement of Birch Branch, Inc. on Form SB-2 of our report, dated September 10, 2004, on our audits of the financial statements of Birch Branch, Inc. as of June 30, 2004 and for the two years then ended, and for the period from July 1, 2002 (date of commencement of development stage) through June 30, 2004. We also consent to the reference to our Firm under the caption "Experts" in the prospectus of this registration statement.

/s/ Miller and McCollom
Miller and McCollom
Wheat Ridge, Colorado

July 15, 2005